EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Second Quarter 2017 Financial Results

Net sales of $2.48 billion increased 12.3% year-over-year
Gross profit margin of 28.4%; $702.1 million gross profit – 2nd highest in Company’s history
GAAP EPS of $1.40

LOS ANGELES, July 27, 2017 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE:RS) today reported its financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Financial Highlights

  Sales were $2.48 billion, up 12.3% from $2.20 billion in the second quarter of 2016 and up 2.3% from $2.42 billion in the first quarter of 2017.
  Tons sold were up 1.4% from the second quarter of 2016 and flat with the first quarter of 2017, with the average selling price per ton sold up 11.3% from the second quarter of 2016 and up 2.4% from the first quarter of 2017.
  Gross profit margin was 28.4%, compared to 31.1% in the second quarter of 2016 and 29.8% in the first quarter of 2017.  FIFO gross profit margin was 28.8%, compared to 31.1% in the second quarter of 2016 and 30.2% in the first quarter of 2017.
  Net income attributable to Reliance was $103.0 million, up 2.1% from $100.9 million in the second quarter of 2016 and down 7.8% from $111.7 million in the first quarter of 2017.
  Earnings per diluted share were $1.40, up 1.4% from $1.38 in the second quarter of 2016 and down 7.9% from $1.52 in the first quarter of 2017.
  Non-GAAP earnings per diluted share were $1.40, up 2.9% from $1.36 in the second quarter of 2016 and down 7.9% from $1.52 in the first quarter of 2017.
  Reliance recorded a pre-tax net LIFO inventory valuation charge, or expense, of $10.0 million in both the second quarter of 2017 and the first quarter of 2017, included in cost of sales. Reliance did not record a pre-tax LIFO inventory valuation adjustment in the second quarter of 2016.
  The effective tax rate was 31.2%, compared to 32.7% in both the second quarter of 2016 and the first quarter of 2017.
  A quarterly cash dividend of $0.45 per share was declared on July 25, 2017 for stockholders of record as of August 18, 2017 and will be payable on September 8, 2017.

Management Commentary
“Continued steady demand along with strong execution by our managers in the field resulted in a gross profit margin of 28.4%, driving our second highest quarterly gross profit dollars in the Company’s history of $702.1 million.  Current pricing levels are higher than both the first quarter of 2017 and the second quarter of 2016, which positively contributed to our earnings,” said Gregg Mollins, President and Chief Executive Officer of Reliance.  “However, mill prices were pressured in the second quarter of 2017, especially for carbon and stainless steel products, which prevented us from enhancing our gross profit margin as we did in both the first quarter of 2017, and the second quarter of 2016 when multiple metal price increases were announced by the mills.  The absence of meaningful price increases and our receipt of higher cost metal during the second quarter of 2017 along with the added elements of a competitive landscape due to continued uncertainty around possible Section 232 action and increased imports in the marketplace, collectively pressured our gross profit margin more than we had anticipated.  That said, we are very proud of our strong results in the second quarter of 2017.”

Mr. Mollins concluded, “We are very pleased with our ability to successfully increase our gross profit margin to our estimated sustainable range of 27% to 29%.  This accomplishment is the result of our strategic targeted investments to increase our value-added processing capabilities and expand our specialty product offerings coupled with our focus on pricing discipline and inventory management.  Thanks to the continued strong execution of our managers in the field, in the first six months of 2017, we increased our pretax income by $60.1 million, or 23.0%, compared to the first half of 2016.  Looking forward, we remain optimistic about the potential for increased infrastructure and equipment spending which we believe should improve both metal demand and pricing that would support our efforts to drive our earnings higher.”

Second Quarter 2017 Business Metrics
(tons in thousands; percentage change)
	Q2 2017	Q1 2017	Sequential Quarter Change	Q2 2016	Year-Over- Year Change
Tons sold	1,540.3	1,540.4	(0.0%)	1,519.4	1.4%
Tons sold (same-store)	1,517.8	1,519.6	(0.1%)	1,501.6	1.1%
Average selling price per ton sold	$1,600	$1,563	2.4%	$1,438	11.3%
Average selling price per ton sold (same-store)	$1,592	$1,555	2.4%	$1,431	11.3%

Second Quarter 2017 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)					Average Selling Price per Ton Sold (percentage change)
	Q2 2017 Tons Sold	Q1 2017 Tons Sold	Sequential Quarter Change	Q2 2016 Tons Sold	Year-Over- Year Change	Sequential Quarter Change	Year-Over- Year Change
Carbon steel	1,236.8	1,235.5	0.1%	1,233.9	0.2%	3.6%	13.4%
Aluminum	93.2	92.7	0.5%	91.9	1.4%	0.4%	4.0%
Stainless steel	78.6	79.8	(1.5%)	80.9	(2.8%)	1.7%	15.4%
Alloy	53.7	56.3	(4.6%)	41.7	28.8%	5.2%	2.5%

	Sales ($'s in millions; percentage change)
	Q2 2017 Sales	Q1 2017 Sales	Sequential Quarter Change	Q2 2016 Sales	Year-Over- Year Change
Carbon steel	$1,331.8	$1,285.5	3.6%	$1,172.6	13.6%
Aluminum	$487.8	$483.1	1.0%	$462.8	5.4%
Stainless steel	$348.0	$347.3	0.2%	$310.1	12.2%
Alloy	$145.8	$145.3	0.3%	$110.6	31.8%

Year-to-Date (6 months) 2017 Business Metrics
(tons in thousands; percentage change)
	2017	2016	Year-Over- Year Change
Tons sold	3,080.7	3,022.4	1.9%
Tons sold (same-store)	3,037.4	2,989.5	1.6%
Average selling price per ton sold	$1,581	$1,431	10.5%
Average selling price per ton sold (same-store)	$1,574	$1,425	10.5%

Year-to-Date (6 months) 2017 Major Commodity Metrics
	Tons Sold (tons in thousands; percentage change)			Average Selling Price per Ton Sold (percentage change)
	2017 Tons Sold	2016 Tons Sold	Year-Over- Year Change	Year-Over-Year Change
Carbon steel	2,472.3	2,450.6	0.9%	12.9%
Aluminum	185.9	182.0	2.1%	3.3%
Stainless steel	158.4	159.1	(0.4%)	14.4%
Alloy	110.0	90.7	21.3%	(0.7%)

	Sales ($'s in millions; percentage change)
	2017 Sales	2016 Sales	Year-Over-Year Change
Carbon steel	$2,617.3	$2,299.5	13.8%
Aluminum	$970.9	$920.0	5.5%
Stainless steel	$695.3	$610.4	13.9%
Alloy	$291.1	$241.9	20.3%

End Market Commentary
Overall healthy customer demand levels continued throughout the second quarter of 2017.  Reliance continues to benefit from its strategy of serving diverse end markets and providing superior quality products and processing services, generally in small quantities on a just-in-time basis.  Through its extensive capital investments over the years, the Company has significantly increased its value-added processing capabilities.

  Automotive demand remains solid.  Reliance services the automotive market mainly through the Company’s toll processing operations in the U.S. and Mexico. Reliance continues to increase its toll processing capacity through investments in new facilities and processing equipment.  This has enabled the Company to support incremental demand from the increased usage of aluminum by the automotive industry.
  Aerospace demand remains strong.  Reliance maintains its positive outlook in this space and expects to continue growing its market share given increased exposure to the defense market as well as continued capital investments in new facilities and processing equipment.
  Heavy industry demand remains relatively steady, though still at low levels.  Reliance has begun to see slight improvement in activity in the industrial equipment markets.
  Non-residential construction demand, including infrastructure, continues to experience steady growth.  Though there has been uncertainty in the market surrounding certain government decisions, Reliance remains optimistic that the Administration’s stated focus on infrastructure spending will meaningfully improve future demand for metal.  Reliance has made investments in equipment and facilities, and is well positioned to absorb increased volume into its existing facilities and cost structure as this important market continues to improve.
  Energy (oil and gas) demand continues to improve for the products Reliance sells into this end market. Rig counts and drilling activity have improved and Reliance continues to see improved quoting and overall activity in the market.

Balance Sheet & Liquidity
The Company ended the quarter with total debt outstanding of $2.08 billion, for a net debt-to-total capital ratio of 30.7%.  The Company had $740.5 million available for borrowings on its $1.5 billion revolving credit facility at June 30, 2017.

“We were pleased with our liquidity position at quarter end, which again highlights our ability to effectively manage our working capital throughout various industry cycles.  Our increased average selling price and our strong gross profit margin generated higher earnings levels that contributed positively to our cash flow,” commented Karla Lewis, Senior Executive Vice President and Chief Financial Officer of Reliance. “Our healthy balance sheet and liquidity help support our capital allocation strategy of investing in the growth of our business, both organically and through acquisitions, as well as returning value to our stockholders.”

Stockholder Return Activity
On July 25, 2017, the Board of Directors declared a quarterly cash dividend of $0.45 per share of common stock payable on September 8, 2017 to stockholders of record as of August 18, 2017. Reliance has paid regular quarterly dividends for 58 consecutive years and has increased the dividend 24 times since its 1994 IPO, with the most recent increase in the first quarter of 2017.

The Company did not repurchase any shares of its common stock in the second quarter of 2017.    At June 30, 2017, approximately 8.4 million shares remained available for repurchase under the Company’s share repurchase program.  Reliance expects to opportunistically repurchase shares of its common stock going forward.

Business Outlook
Reliance management remains cautiously optimistic in regard to business activity levels in the third quarter of 2017, subject to normal seasonal patterns.  The Company expects current demand will remain steady except for the typical third quarter decline in shipping volume due to customer shutdowns and vacation schedules.  In addition, there is one less shipping day in the third quarter of 2017 compared to the second quarter of 2017.  As a result, the Company estimates tons sold will be down 3% to 5% in the third quarter of 2017 compared to the second quarter of 2017. Given the recent increases in carbon steel pricing and the potential for fewer imports, pricing momentum is positive.  Therefore, the Company expects its average selling price will be flat to up 3% compared to the second quarter of 2017.   Accordingly, management currently expects earnings per diluted share to be in the range of $1.15 to $1.25 for the third quarter of 2017.

Conference Call Details
A conference call and simultaneous webcast to discuss the second quarter 2017 financial results and business outlook will be held today, July 27, 2017 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time.  To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13665720.  The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Thursday, August 10, 2017 by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13665720. The webcast will remain posted on the Investors section of Reliance’s website at investor.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America.  Through a network of more than 300 locations in 39 states and twelve countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.  Reliance focuses on small orders with quick turnaround and increasing levels of value-added processing.  In 2016, Reliance’s average order size was $1,560, approximately 47% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at www.rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and its end markets, its business strategies and its expectations concerning future demand and metals pricing and the Company’s results of operations, margins, profitability, impairment charges, liquidity, litigation matters and capital resources.  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and "continue," the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate.  Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance.  Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, those disclosed in reports Reliance has filed with the Securities and Exchange Commission (the "SEC").  As a result, these statements speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Important risks and uncertainties about Reliance’s business can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC.

(Tables to follow)

RELIANCE STEEL & ALUMINUM CO.
SELECTED UNAUDITED FINANCIAL DATA
(in millions, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Income Statement Data:

Net sales	$2,475.2	$2,203.9	$4,894.5	$4,366.6
Gross profit[1]	702.1	685.1	1,423.7	1,321.8
Operating income[2]	171.2	174.4	361.4	305.5
Pre-tax income	152.4	151.6	320.9	260.8
Net income attributable to Reliance	103.0	100.9	214.7	193.1
Diluted earnings per share attributable to
Reliance stockholders	$1.40	$1.38	$2.92	$2.65
Non-GAAP diluted earnings per share
attributable to Reliance stockholders[3]	$1.40	$1.36	$2.92	$2.39
Weighted average shares outstanding –
diluted	73,500,701	73,112,808	73,458,170	72,910,578
Gross profit margin[1]	28.4%	31.1%	29.1%	30.3%
Operating income margin[2]	6.9%	7.9%	7.4%	7.0%
Pre-tax income margin	6.2%	6.9%	6.6%	6.0%
Net income margin – Reliance	4.2%	4.6%	4.4%	4.4%
Cash dividends per share	$0.45	$0.40	$0.90	$0.80

	June 30,	December 31,
	2017	2016*
Balance Sheet and Other Data:

Current assets	$3,144.4	$2,688.5
Working capital	2,396.6	2,032.5
Property, plant and equipment, net	1,648.8	1,662.2
Total assets	7,831.2	7,411.3
Current liabilities	747.8	656.0
Long-term debt	1,990.1	1,846.7
Total Reliance stockholders’ equity	4,331.1	4,148.8
Capital expenditures (year-to-date)	72.8	154.9
Cash provided by operations (year-to-date)	15.2	626.5
Net debt-to-total capital[4]	30.7%	30.3%
Return on Reliance stockholders' equity[5]	7.9%	7.8%
Current ratio	4.2	4.1
Book value per share[6]	$59.41	$57.07

* Amounts were derived from audited financial statements.

1 Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed.  For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size.  Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from our cost of sales. Therefore, our cost of sales is substantially comprised of the cost of the material we sell.  We use gross profit and gross profit margin as shown above as measures of operating performance.  Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on our earnings.  Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
2 The 2016 amounts have been retrospectively adjusted pursuant to our adoption of accounting changes related to the presentation of net periodic pension cost and net periodic postretirement benefit cost.
3 See accompanying Non-GAAP earnings and adjusted gross profit reconciliation.
4 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance stockholders’ equity plus total debt (net of cash).
5 Calculations are based on the latest twelve months net income attributable to Reliance and beginning total Reliance stockholders’ equity.
6 Book value per share is calculated as total Reliance stockholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except share amounts)

	June 30,	December 31,
	2017	2016*
ASSETS

Current assets:
Cash and cash equivalents	$146.5	$122.8
Accounts receivable, less allowance for doubtful accounts of
of $17.5 at June 30, 2017 and $15.3 at December 31, 2016	1,177.5	960.2
Inventories	1,751.3	1,532.6
Prepaid expenses and other current assets	69.1	72.9
Total current assets	3,144.4	2,688.5
Property, plant and equipment:
Land	230.2	228.2
Buildings	1,076.2	1,059.2
Machinery and equipment	1,689.4	1,647.3
Accumulated depreciation	(1,347.0)	(1,272.5)
Property, plant and equipment, net	1,648.8	1,662.2

Goodwill	1,831.2	1,827.4
Intangible assets, net	1,126.7	1,151.3
Cash surrender value of life insurance policies, net	41.0	46.9
Other assets	39.1	35.0
Total assets	$7,831.2	$7,411.3

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$421.2	$302.2
Accrued expenses	88.8	83.7
Accrued compensation and retirement costs	113.0	140.8
Accrued insurance costs	43.2	40.6
Current maturities of long-term debt and short-term borrowings	78.9	82.5
Income taxes payable	2.7	6.2
Total current liabilities	747.8	656.0
Long-term debt	1,990.1	1,846.7
Long-term retirement costs	90.8	89.6
Other long-term liabilities	13.4	13.0
Deferred income taxes	626.8	626.9
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value:
Authorized shares — 5,000,000
None issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value:
Authorized shares — 200,000,000
Issued and outstanding shares – 72,901,625 at June 30, 2017 and 72,682,793
at December 31, 2016	607.3	590.3
Retained earnings	3,812.2	3,663.2
Accumulated other comprehensive loss	(88.4)	(104.7)
Total Reliance stockholders’ equity	4,331.1	4,148.8
Noncontrolling interests	31.2	30.3
Total equity	4,362.3	4,179.1
Total liabilities and equity	$7,831.2	$7,411.3

* Amounts were derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Net sales	$2,475.2	$2,203.9	$4,894.5	$4,366.6

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,773.1	1,518.8	3,470.8	3,044.8
Warehouse, delivery, selling, general and
administrative	475.9	455.2	952.1	904.7
Depreciation and amortization	55.0	55.5	110.2	111.6
	2,304.0	2,029.5	4,533.1	4,061.1

Operating income	171.2	174.4	361.4	305.5

Other expense:
Interest expense	18.5	21.7	35.8	43.4
Other expense, net	0.3	1.1	4.7	1.3
Income before income taxes	152.4	151.6	320.9	260.8
Income tax provision	47.6	49.5	102.7	65.2
Net income	104.8	102.1	218.2	195.6
Less: Net income attributable to noncontrolling interests
interests	1.8	1.2	3.5	2.5
Net income attributable to Reliance	$103.0	$100.9	$214.7	$193.1

Earnings per share attributable to Reliance stockholders:
Diluted	$1.40	$1.38	$2.92	$2.65
Basic	$1.41	$1.39	$2.95	$2.68

Cash dividends per share	$0.45	$0.40	$0.90	$0.80

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended
	June 30,
	2017	2016
Operating activities:
Net income	$218.2	$195.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	110.2	111.6
Deferred income tax (benefit) provision	(2.1)	1.6
Gain on sales of property, plant and equipment	(3.9)	(0.4)
Stock-based compensation expense	14.9	11.4
Other	5.6	2.5
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(215.4)	(106.2)
Inventories	(216.5)	(126.6)
Prepaid expenses and other assets	1.4	20.7
Accounts payable and other liabilities	102.8	95.0
Net cash provided by operating activities	15.2	205.2

Investing activities:
Purchases of property, plant and equipment	(72.8)	(71.7)
Acquisitions, net of cash acquired	(1.3)	(322.4)
Other	7.2	(1.3)
Net cash used in investing activities	(66.9)	(395.4)

Financing activities:
Net short-term debt borrowings (repayments)	3.3	(13.5)
Proceeds from long-term debt borrowings	541.0	613.0
Principal payments on long-term debt	(406.7)	(365.1)
Dividends and dividend equivalents paid	(66.5)	(58.0)
Exercise of stock options	2.8	30.1
Other	(3.3)	(3.6)
Net cash provided by financing activities	70.6	202.9
Effect of exchange rate changes on cash	4.8	(0.5)
Increase in cash and cash equivalents	23.7	12.2
Cash and cash equivalents at beginning of year	122.8	104.3
Cash and cash equivalents at end of period	$146.5	$116.5

Supplemental cash flow information:
Interest paid during the period	$36.1	$41.3
Income taxes paid during the period, net	$107.1	$58.0

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP EARNINGS AND ADJUSTED GROSS PROFIT RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2017	2017	2016	2017	2017	2016

Net income attributable to Reliance	$103.0	$111.7	$100.9	$1.40	$1.52	$1.38
Non-recurring settlement charges (gains)	—	2.8	(2.2)	—	0.04	(0.03)
Restructuring charges (credits)	0.4	(0.1)	—	0.01	—	—
Income tax benefit, related to above items	(0.2)	(1.0)	0.8	(0.01)	(0.01)	0.01
Gain related to sales of non-core assets	(0.2)	(3.3)	—	—	(0.04)	—
Income tax expense related to sales of non-core assets	0.1	1.2	—	—	0.01	—
Non-GAAP net income attributable to Reliance	$103.1	$111.3	$99.5	$1.40	$1.52	$1.36

		Net Income		Diluted EPS
		Six Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2017	2016	2017	2016

Net income attributable to Reliance		$214.7	$193.1	$2.92	$2.65
Non-recurring settlement charges (gains)		2.8	(2.2)	0.04	(0.03)
Restructuring charges		0.3	—	0.01	—
Income tax (benefit) expense, related to above items		(1.2)	0.8	(0.02)	0.01
Gain related to sales of non-core assets		(3.5)	—	(0.05)	—
Income tax expense related to sales of non-core assets		1.3	—	0.02	—
Resolution of certain tax matters		—	(17.6)	—	(0.24)
Non-GAAP net income attributable to Reliance		$214.4	$174.1	$2.92	$2.39

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2017	2017	2016	2017	2016
Gross profit - LIFO	$702.1	$721.6	$685.1	$1,423.7	$1,321.8
Net LIFO/LCM expense (income)	10.0	10.0	—	20.0	—
Gross profit - FIFO	712.1	731.6	685.1	1,443.7	1,321.8
Restructuring (credit) charges	—	(0.2)	—	(0.2)	—
Adjusted gross profit - FIFO	$712.1	$731.4	$685.1	$1,443.5	$1,321.8

Gross profit margin - LIFO	28.4%	29.8%	31.1%	29.1%	30.3%
Net LIFO/LCM expense (income) as a % of sales	0.4%	0.4%	—	0.4%	—
Gross profit margin - FIFO	28.8%	30.2%	31.1%	29.5%	30.3%
Restructuring (credit) charges as a % of sales	—	—	—	—	—
Adjusted gross profit margin - FIFO	28.8%	30.2%	31.1%	29.5%	30.3%

Reliance Steel & Aluminum Co.'s presentation of non-GAAP or adjusted net income, EPS, gross profit and gross profit margin over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include pension settlement, settlement gains, restructuring charges (credits) related to the closure or sale of some of its locations, sales of non-core machinery and equipment, and the resolution of certain tax matters, which make comparisons of the Company's operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.'s presentation of gross profit margin - FIFO, which is calculated as gross profit plus net LIFO/LCM expense (or minus net LIFO/LCM income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. For further information on the Company's gross profit and gross profit margin, see footnote 1 to the accompanying Selected Unaudited Financial Data.

CONTACT:
Brenda Miyamoto
Investor Relations
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400